Exhibit 16.1

March 25, 2026

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Global AI, Inc.

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of Global AI, Inc. dated March 25, 2026, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Chaikin, Cohen, Rubin & Co.,

Chaikin, Cohen, Rubin & Co., Tel Aviv, Israel